Morgan Grenfell Micro Cap Fund - 10f-3
Transactions for Fourth Quarter 1999
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				Security Purchased		Comparison Security		Comparison Security
Issuer			Netzee, Inc.			Digital Insight			nFront, Inc.

Underwriters		Robinson Humphrey, JC 		Morgan Stanley Dean Witter, 	Hambrecht & Quist, JC
				Bradford, SunTrust Equitable, Deutsche Banc Alex Brown, 	Bradford & Co, Raymond
				DBAB, AG Edwards, Hambrecht 	Banc of America Securities, 	James, Soundview
				& Quist, Salomon Smith 		Friedman Billings Ramsey and 	Technololgy Group and
				Barney, Soundview Technology 	others				others (including DBSI)
				Group, William Blair, Friedman
				Billings Ramsey, Hoak
				Breedlove Wesneski, Morgan
				Keegan & Co, Raymond James,
				Scott & Stringf

Years of continuous
operation, including
predecessors		>3 years				>3 years				>3 years

Security 			NETZ 					DGIN					NFNT

Is the affiliate a
manager or co-manager
of offering?		no					yes					no

Name of underwriter or
dealer from which
purchased			Robinson Humphrey 		n/a					n/a

Firm commitment
underwriting?		Yes					yes					yes

Trade date/Date of
Offering			11/9/1999				9/30/1999				6/29/1999

Total dollar amount
of offering sold to
QIBs				$-   					$-

Total dollar amount
of any concurrent
public offering		$56,000,000.00			$52,500,000				$39,000,000

Total				$56,000,000.00			$52,500,000				$39,000,000

Public offering price	$14.00 		 		$15.00 		 		$10.00

Price paid if other
than public offering
price	 			same 					n/a					n/a

Underwriting spread or
commission			$.98 (7)%				$1.05 (7%)				$.7 (7%)

Shares purchased		5,100 				n/a					n/a

$ amount of purchase	$71,400.00 				n/a					n/a

% of offering purchased
by fund			0.128%				n/a					n/a

% of offering purchased
by associated funds	0.208%				n/a					n/a

Total (must be less
than 25%)			0.335%				n/a					n/a

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